                                                                    Exhibit 10.1

                            MICHAEL BAKER CORPORATION

                2001 "LINE OF SIGHT" INCENTIVE COMPENSATION PLAN

         Section 1. Purpose. The purpose of the Michael Baker Corporation 2001 Incentive Compensation Plan (the "Plan") is to provide for an incentive payment opportunity to employees of Michael Baker Corporation (the "Company") and its subsidiaries, which may be earned upon the achievement of established performance goals. By providing an incentive payment opportunity based upon market-based performance goals, the Company will establish a clear line of sight between the overall performance of the Company and the individual contribution of each employee.

         Section 2. Effective Date. The effective date of this Plan is January 1, 2001. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a "Plan Year") until formally amended or terminated in writing by the Company's Board of Directors (the "Board").

         Section 3.  Administration of the Plan.

                  Section 3.01. Committee. Full power and authority to administer, construe and interpret the Plan, and any incentive program described within the Plan (any "Incentive Program") shall be vested in the Compensation Committee of the Board (the "Committee"). The Committee may delegate to any agent as it deems appropriate to assist it with the administration of the Plan. Any determination, action or records of the Committee shall be final, conclusive and binding on all Plan Participants, as defined in Section 3.04 of the Plan, and their beneficiaries, heirs, personal representatives, executors and administrators, and upon the Company and all other persons having or claiming to have any right or interest in or under the Plan.

                  Section 3.02. Rules and Regulations. The Committee may, from time to time, establish rules, forms and procedures of general application for the administration of the Plan and each Incentive Program. The Committee shall determine the Incentive Targets and Incentive Awards, as defined in Sections
5.01 and 5.02 of the Plan, designate the employees who are to participate in the Plan and determine the Group to which a Participant is assigned, as defined in
Section 4.02 of the Plan.

                  Section 3.03. Quorum. A majority of the members of the Committee shall constitute a quorum for purposes of transacting business relating to the Plan. The acts of a majority of the members present (in person, or by conference telephone) at any meeting of the Committee at which there is a quorum, or acts reduced to and approved unanimously in writing by all of the Committee members, shall be valid acts of the Committee.

                  Section 3.04. Notice of Participation. Each employee shall receive notice informing the employee of the Plan and specifying the group in which the employee is designated to participate. Designation of participation does not guarantee a Participant that an Incentive Award will be earned, or that such Participant will continue to participate in the same group for the current Plan Year (based upon the achievement of Group qualification metrics) or for future Plan Years.

         Section 4.  Eligibility, Groups and Incentive Programs.

                  Section 4.01. Eligibility. Any employee of the Company or any wholly-owned subsidiary of the Company shall be eligible to participate in the Plan upon written designation by

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the Committee as provided in Section 3.04, excluding employees who are covered under a foreign government regulated bonus plan.

                  Section 4.02. Designation of Groups. Any employee who is designated by the Committee as a Participant for a Plan Year shall be a member of one of the following Groups:

                  Group 1. Participants in Group 1 shall be the Company's Chief Executive Officer, President and Chief Operating Officer, Corporate Executive Vice-Presidents, other senior corporate management, Regional Engineering Managers, Energy Manager, Engineering Functional Managers, Energy Executive Vice-President, Project Services Manager, Engineering Practice Leaders, Office Managers, Energy OPCO Regional Managers, Discipline Department Managers and other selected employees who support the entire business segment.

                  Group 2. Participants in Group 2 shall be those Engineering Project Managers who are primarily responsible for any individual engineering project budgeted to equal or exceed $1,000,000 in gross revenue for the Plan Year, or such other amount as determined from time to time by the Committee, and those Energy Project Managers who are primarily responsible for any individual energy project budgeted to equal or exceed $1,000,000 in gross revenue for the Plan Year, or such other amount as determined from time to time by the Committee.

                  Group 3. Participants in Group 3 shall be those Engineering Project Managers and Energy Project Managers who are primarily responsible for an individual project or aggregate projects with gross revenue for the Plan Year greater than $200,000, excluding projects with annual gross revenue less than $100,000.

                  Group 4. Participants in Group 4 shall be any employee who is designated as a Participant in the Plan and who is not otherwise a member of Group 1, 2 or 3.

With respect to a Participant who moves to or from Group 1 during a Plan Year, such Participant shall be treated as a member of each Group for the period of time in that Group during the Plan Year and the actual achievement of any Performance Goals, as defined in Section 5.03 of the Plan, established with respect to participation in each Group shall be used to calculate the pro-rated Incentive Award applicable for the period of time in each Group.

                  Section 4.03. Incentive Programs. The following Incentive Programs shall be administered under the Plan:

                  o The Corporate Incentive Program;

                  o The Engineering Project Incentive Program;

                  o The Energy Project Incentive Program; and

                  o The Discretionary Incentive Program.

All Group 1 Participants shall participate in the Corporate Incentive Program. All Group 2 and Group 3 Participants who are Engineering Project Managers shall participate in the Engineering Project Incentive Plan. All Group 2 and Group 3 Participants who are Energy Project


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Managers shall participate in the Energy Project Incentive Program. All Group 4
Participants shall participate in the Discretionary Incentive Program.

                  Section 4.04.  Termination of Employment.

                           (a) Except as provided in Section 4.05 of the Plan, a
Participant whose employment with the Company and all subsidiaries is terminated, either voluntarily, by mutual agreement or by involuntary termination for cause following the end of a Plan Year but prior to the payment of an Incentive Award for such Plan Year will forfeit all right to such unpaid Incentive Awards, except as otherwise determined by the Committee or its delegate; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause following the end of a Plan Year shall not forfeit all right to such unpaid Incentive Awards.

                           (b) A Participant whose employment with the Company
and all subsidiaries is terminated voluntarily, by mutual agreement or involuntarily for cause at any time during a Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs. A Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause on or before June 30 of any Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause after June 30 of a Plan Year shall be entitled to a pro-rated Incentive Award for the period of employment, subject to the other terms and conditions of the Plan.

                  Section 4.05. Death, Disability or Retirement. If, during a Plan Year, a Participant dies or becomes disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or retires after attainment of at least age 55 and with at least 10 years of service with the Company and/or its subsidiaries, the Committee may, in its discretion or under such rules as it may prescribe, make a partial or full Incentive Award to the Participant for the Plan Year provided that the applicable Performance Goals were achieved.

                  Section 4.06. New Participants. New employees of the Company or any wholly-owned subsidiary of the Company hired after June 30 of a Plan Year will become a Group 4 Participant during such Plan Year. New employees hired on or before June 30 may participate (on a pro-rated basis) in any Group during such Plan Year based upon achievement of Group qualification metrics.

         Section 5.  Incentive Targets, Incentive Awards and Performance Goals.

                  Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an "Incentive Target") that shall be determined based on market competitive levels, and which may be expressed as a percentage of the Participant's base salary as related to the level of achievement attained. Incentive Targets shall be determined within 90 days after the commencement of each Plan Year and approved by the Committee. The Incentive Targets for the current Plan Year are attached hereto as Attachment A.

                  Section 5.02. Incentive Awards. No incentive award payment ("Incentive Award") may exceed the Participant's Incentive Target established for the actual level of achievement attained. Payment of any Incentive Award under the Plan shall be contingent upon (i) the achievement of the Main Company Performance Goal (measured at target), as defined in Section 5.03(a) of the Plan, for the Plan Year, (ii) the achievement of the applicable Performance Goals, as defined in Section 5.03 of the Plan, for the particular Incentive Program in which the Participant is a member for the Plan Year, and (iii) the Participant's receiving an overall "Meets


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Expectations" rating on the values/work standards portion of his or her Company performance review form for the Plan Year.

                  Section 5.03.  Performance Goals.

                           (a) Company Performance Goals. Within 90 days after
the commencement of the Plan Year, the Committee shall establish specific performance goals for the Company ("Company Performance Goals"), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: earnings per share, earnings per share growth rates, return on total capital, stock price, revenues, costs, net income, operating income, operating margin, cash flow, market share, return on equity, return on assets and total shareholder return. The Committee shall designate one or more of such Performance Goals as the main Company Performance Goal(s) (the "Main Company Performance Goal(s)") and the weighting among the various Performance Goals established. The Company Performance Goals, and the assigned weighting of each for the current Plan Year, are attached hereto as Attachment B. In order for any Incentive Awards to be paid to Participants in any Incentive Program with respect to a Plan Year, the Main Company Performance Goal(s) established by the Committee for such Plan Year (measured at target) must be achieved.

                           (b) Participants' Performance Goals. Within 90 days
after the commencement of the Plan Year, the Committee shall establish performance goals for the Participants in each of the Incentive Programs ("Participant Performance Goals") as follows:

                           (i) Corporate Incentive Program. The Participant Performance Goals for the Participants in the Corporate Incentive Program shall be the Company Performance Goals.

                           (ii) Engineering Project Incentive Program. The Participant Performance Goals for each Group 2 Participant in the Engineering Project Incentive Program shall be (x) the Main Company Performance Goal and (y) the level of achievement of budgeted project profits measured for the Plan Year on those particular projects for which the Participant is primarily responsible. The Participant Performance Goals for each Group 3 Participant in the Engineering Project Incentive Program shall be (x) the Main Company Performance Goal and (y) the level of achievement of the Participant's budgeted project profits measured for the Plan Year on all projects (weighted) per Attachment C, and the level of achievement of all budgeted project profits within Group 3 measured for the Plan Year segregated by geographic office location (weighted) per Attachment C.

                           (iii) Energy Project Incentive Program. The Participant Performance Goals for each Group 2 and Group 3 Participant in the Energy Project Incentive Program shall be (x) the Main Company Performance Goal and (y) the level of achievement of budgeted project profits measured for the Plan Year on those particular projects for which their Department is primarily responsible.

                           (iv) Discretionary Incentive Program. The Participant Performance Goals for the Participants in the Discretionary Incentive Program shall be (x) the Main Company Performance Goal and (y) other goals as established by the Committee in its discretion.



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The Participant Performance Goals for each of the Engineering Project Incentive
Program and the Energy Project Incentive Program for the current Plan Year are attached hereto as Attachment C.

                           (c) When the Participant Performance Goals are
established, the Committee shall also specify the manner in which the level of achievement of such Participant Performance Goals shall be calculated. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation, or may within their discretion adjust the performance goals.

                  Section 5.04. Discretion. The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award.

                  Section 5.05. Determination of Incentive Award. The amount of a Participant's Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Participant Performance Goals, the Participant's Incentive Target for such level of achievement, and the other terms of the Plan.

                  Section 5.06. Determination of Other Bonuses. The Committee may grant, from time to time in its sole discretion, a bonus to any Participant based on any criteria it determines. Such bonus, if specifically designated by the Committee as payable under this Plan, shall be subject to such provisions of the Plan as it shall specify.

         Section 6.  Payment to Participants.

                  Section 6.01. Timing of Payment. Any Incentive Award for a Plan Year shall be paid to the Participant, or in the case of death to the Participant's beneficiary, on or before March 30th of the following year.

                  Section 6.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before death but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Company, its subsidiaries and the Board from all further obligations with respect to that payment.

                  Section 6.03. Tax Withholding. All Incentive Awards and bonuses shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.

         Section 7.  Miscellaneous.

                  Section 7.01. No Recourse. If the actual level of achievement of any Performance Goal taken into account for determination of an Incentive Award is found to be incorrect by the Company's independent certified public accountants and was more than the correct amount, there shall be no recourse by the Company against any person or estate. However, the Company shall have the right to correct such error by reducing any subsequent payments yet to be made under the Plan for current and future Plan Years by the entire excess amount of any Incentive Awards paid over the correct amounts.


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                  Section 7.02. Merger or Consolidation. All obligations for amounts earned but not yet paid under the Plan shall survive any merger, consolidation or sale of all or substantially all of the Company's or a subsidiary's assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.

                  Section 7.03. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

                  Section 7.04. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

                  Section 7.05. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or beneficiary hereunder, nor shall the Participant's or beneficiary's rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

                  Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment between the Company or a subsidiary and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Company or a subsidiary, or as a limitation on the right of the Company or a subsidiary to discharge any of its employees with or without cause. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.

                  Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, its subsidiaries, the Plan, the Committee and the Board.

                  Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.

                  Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any amendment or termination shall not affect any amounts previously deferred. No employee or Participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.



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                  Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Company or a subsidiary to make benefit payments in the future. The Company's and the subsidiaries' obligations under the Plan shall be unfunded and unsecured promises to pay. The Company and the subsidiaries shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Company or a subsidiary.




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



                                  ATTACHMENT A

                        INCENTIVE TARGETS, PLAN YEAR 2001

  Position                                                                                  Percentage of Base Salary
  --------                                                                                  -------------------------
                                                                                         at target          at maximum
                                                                                         ---------          ----------
  Group 1
            CORPORATE
            CEO                                                                            55%                  110%

            President & COO                                                                40%                   80%

            Corporate EVP, Regional Engineering Managers and Energy                        35%                   70%
            Manager

            Corporate Controller, Division Controllers,
                and Associate Legal Counsel                                                25%                   50%

            BUSINESS SEGMENT
            Engineering Functional Managers and Controller and                             25%                   50%
            Energy EVP and Project Services Manager

            Engineering Practice Leaders, Office Managers, Energy                          15%                   30%
            OPCO Regional Managers and Discipline Department Managers

            Selected Staff who support the entire Business Segment                         15%                   30%
            or Corporation

  Group 2                                                                                  15%                   30%

  Group 3                                                                                  10%                   20%

  Group 4                                                                             INDIVIDUAL DISCRETIONARY AWARDS*

* Amount of individual award is discretionary, total pool of discretionary awards not to exceed 15% of total award payouts for Groups 1, 2 and 3.

                                  ATTACHMENT B

                    COMPANY PERFORMANCE GOALS, PLAN YEAR 2001


                                                                                                       Group 1
                                                                                                       -------
                                                                Target            Maximum         Weighting Factor
                                                                ------            -------         ----------------
Net Earnings per share (after payment of Incentive               $1.25             $1.44                 60%
Awards) *
Total Gross Sales                                                $400MM            $446MM                40%



*   Main Company Performance Goal. Payouts prorated between target and maximum.





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                                  ATTACHMENT C
               INCENTIVE PROGRAM PERFORMANCE GOALS, PLAN YEAR 2001

                                                        Target                                 Maximum
                                                        ------                                 -------
Engineering Project Incentive Program     (1)   Main Company Performance Goal    (1)   Main Company Performance Goal
(Group 2)                                       (measured at target) and               (measured at target) and

                                          (2)   100% of aggregate Budgeted       (2)   100% of aggregate Budgeted
                                                Project Profit of the                  Project Profit of the
                                                Participant's projects                 Participant's projects + 15%

Engineering Project Incentive Program     (1)   Main Company Performance Goal    (1)   Main Company Performance Goal
(Group 3)                                       (measured at target) and               (measured at target) and

                                          (2)   100% of aggregate Budgeted       (2)   100% of aggregate Budgeted
                                                Project Profit of  the                 Project Profit of  the
                                                Participant's projects                 Participant's projects +15%
                                                (weighted 75%)                         (weighted 75%)

                                          (3)   100% of aggregate budgeted       (3)   100% of aggregate budgeted
                                                project profits within Group 3         project profits within Group 3
                                                of all Participant's projects          of all Participant's projects
                                                segregated by geographic               segregated by geographic office
                                                office location *(weighted 25%)        location * + 15%  (weighted 25%)

Energy Project Incentive Program          (1)   Main Company Performance Goal    (1)   Main Company Performance Goal
(Group 2)                                       (measured at target) and               (measured at target) and

                                          (2)   100% of aggregate Budgeted       (2)   100% of aggregate Budgeted
                                                Project Profit of a                    Project Profit of a
                                                Department's projects                  Department's projects + 15%

Energy Project Incentive Program          (1)   Main Company Performance Goal    (1)   Main Company Performance Goal
(Group 3)                                       (measured at target) and               (measured at target) and

                                          (2)   100% of aggregate Budgeted       (2)   100% of aggregate Budgeted
                                                Project Profit of a                    Project Profit of  a
                                                Department's projects.                 Department's projects + 15%


*        Geographic office location for Coraopolis and Beaver segregated into
         (1) Transportation (2) Architectural and (3) Civil and Environmental.

*        Payouts prorated between target and maximum.